                                                       Exhibit 10

                  SECOND AMENDED AND RESTATED
                        CREDIT AGREEMENT

                              among

                           KLT INC.,

                         BANK ONE, NA,
                           as Agent,


                COMMERZBANK AKTIENGESELLSCHAFT,
              NEW YORK AND GRAND CAYMAN BRANCHES,
                     as Syndication Agent,


              WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                        NEW YORK BRANCH,
                     as Documentation Agent,

                              and


                    the LENDERS named herein


                   Dated as of June 30, 2000

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                       TABLE OF CONTENTS


ARTICLE I   DEFINITIONS                                           1

ARTICLE II  THE CREDITS                                          11
     2.1.   Commitment                                           11
     2.2.   Required Payments; Termination                       11
     2.3.   Ratable Loans                                        12
     2.4.   Types of Advances                                    12
     2.5.   Facility and Letter of Credit Fees; Reductions in
            Aggregate Commitment                                 12
     2.6.   Minimum Amount of Each Advance                       12
     2.7.   Optional Principal Payments                          12
     2.8.   Method of Selecting Types and Interest Periods
            for New Advances                                     13
     2.9.   Conversion and Continuation of Outstanding Advances  13
     2.10.  Changes in Interest Rate, etc.                       14
     2.11.  Rates Applicable After Default                       14
     2.12.  Method of Payment                                    14
     2.13.  Notes; Telephonic Notices                            14
     2.14.  Interest Payment Dates; Interest and Fee Basis       15
     2.15.  Notification of Advances, Interest Rates,
            Prepayments and Commitment Reductions                15
     2.16.  Lending Installations                                15
     2.17.  Non-Receipt of Funds by the Agent                    16
     2.18.  Withholding Tax Exemption                            16
     2.19   Letter of Credit Procedures                          16
     2.20   Participations in Letters of Credit                  17
     2.21   Reimbursement Obligations; Repayment From Loans      17
     2.22   Limitation on Bank One's Obligations                 17
     2.23   Funding by Lenders to Bank One                       18

ARTICLE III CHANGE IN CIRCUMSTANCES                              19
     3.1.   Yield Protection                                     19
     3.2.   Changes in Capital Adequacy Regulations              19
     3.3.   Availability of Types of Advances                    20
     3.4.   Funding Indemnification                              20
     3.5.   Lender Statements; Survival of Indemnity             20

ARTICLE IV  CONDITIONS PRECEDENT                                 21
     4.1.   Conditions Precedent to Effectiveness                21
     4.2.   Each Advance                                         22

ARTICLE V   REPRESENTATIONS AND WARRANTIES                       23
     5.1.   Corporate Existence and Standing                     23

     5.2.   Authorization and Validity                           23
     5.3.   No Conflict; Government Consent                      23
     5.4.   Financial Statements                                 24
     5.5.   Material Adverse Change                              24
     5.6.   Taxes                                                24
     5.7.   Litigation and Contingent Obligations                24
     5.8.   Subsidiaries                                         24
     5.9.   ERISA                                                24
     5.10.  Accuracy of Information                              25
     5.11.  Regulation U                                         25
     5.12.  Material Agreements                                  25
     5.13.  Compliance With Laws                                 25
     5.14.  Ownership of Properties                              25
     5.15.  Investment Company Act                               25
     5.16.  Public Utility Holding Company Act                   25
     5.17.  Insurance                                            26

ARTICLE VI  COVENANTS                                            26
     6.1.   Financial Reporting                                  26
     6.2.   Use of Proceeds                                      27
     6.3.   Notice of Default                                    28
     6.4.   Conduct of Business                                  28
     6.5.   Taxes                                                28
     6.6.   Insurance                                            28
     6.7.   Compliance with Laws                                 28
     6.8.   Maintenance of Properties                            28
     6.9.   Inspection                                           28
     6.10.  Dividends                                            29
     6.11.  Indebtedness                                         29
     6.12.  Merger                                               29
     6.13.  Sale of Assets                                       30
     6.14.  Sale of Accounts                                     30
     6.15.  Sale and Leaseback                                   30
     6.16.  Investments and Acquisitions                         30
     6.17.  KLT Investments                                      31
     6.18.  Liens                                                31
     6.19.  Leverage Ratio                                       32
     6.20.  Net Worth                                            33
     6.21.  Affiliates                                           33
     6.22.  Amendments to Agreements                             33
     6.23.  Adjusted Leverage Ratio                              33

ARTICLE VII  DEFAULTS                                            33

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ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES     36
     8.1.   Acceleration                                         36
     8.2.   Amendments                                           36
     8.3.   Preservation of Rights                               37

ARTICLE IX    GENERAL PROVISIONS                                 37
     9.1.   Survival of Representations                          37
     9.2.   Governmental Regulation                              37
     9.3.   Taxes                                                37
     9.4.   Headings                                             37
     9.5.   Entire Agreement                                     38
     9.6.   Several Obligations; Benefits of this Agreement      38
     9.7.   Expenses; Indemnification                            38
     9.8.   Numbers of Documents                                 38
     9.9.   Accounting                                           38
     9.10.  Severability of Provisions                           39
     9.11.  Nonliability of Lenders                              39
     9.12.  CHOICE OF LAW                                        39
     9.13.  CONSENT TO JURISDICTION                              39
     9.14.  WAIVER OF JURY TRIAL                                 39
     9.15.  Confidentiality                                      40
     9.16.  Nonreliance                                          40
     9.17.  Effect on Prior Agreement; Ratification              40

ARTICLE X THE AGENT                                              41
     10.1.  Appointment                                          41
     10.2.  Powers                                               41
     10.3.  General Immunity                                     41
     10.4.  No Responsibility for Loans, Recitals, etc.          41
     10.5.  Action on Instructions of Lenders                    41
     10.6.  Employment of Agents and Counsel                     42
     10.7.  Reliance on Documents; Counsel                       42
     10.8.  Agent's Reimbursement and Indemnification            42
     10.9.  Rights as a Lender                                   42
     10.10. Lender Credit Decision                               42
     10.11. Successor Agent                                      43
     10.12. Agent's Fee                                          43
     10.13. Other Agents                                         43

ARTICLE XI SETOFF; RATABLE PAYMENTS                              44
     11.1.  Setoff                                               44
     11.2.  Ratable Payments                                     44

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ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    44
     12.1.  Successors and Assigns                               44
     12.2.  Participations                                       45
     12.3.  Assignments                                          45
     12.4.  Dissemination of Information                         46
     12.5.  Tax Treatment                                        46

ARTICLE XIII NOTICES                                             47
     13.1.  Giving Notice                                        47
     13.2.  Change of Address                                    47

ARTICLE XIV COUNTERPARTS                                         47

                            EXHIBITS

EXHIBIT "A"     NOTE                                            53

EXHIBIT "B"     SUPPORT AGREEMENT                               55

EXHIBIT "C-1"   KLT INC. PLEDGE AGREEMENT                       58

EXHIBIT "C-2"   CONFIRMATION OF PLEDGE AGREEMENT                72

EXHIBIT "D-1"   FORM OF OPINION OF BORROWER'S COUNSEL           73

EXHIBIT "D-2"   FORM OF OPINION OF PARENT'S COUNSEL             77

EXHIBIT "E"     COMPLIANCE CERTIFICATE                          79

EXHIBIT "F"     ASSIGNMENT AGREEMENT                            83

EXHIBIT "G"     LOAN/CREDIT RELATED MONEY
                TRANSFER INSTRUCTION                            93



                           SCHEDULES


SCHEDULE "1"    SUBSIDIARIES AND OTHER INVESTMENTS              95

SCHEDULE "2"    INDEBTEDNESS AND LIENS                          96

SCHEDULE "3"    BUSINESS PLAN                                   97

SCHEDULE 4      PRICING SCHEDULE                                98

SCHEDULE 5      COMMITMENT AMOUNTS                              99

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                            KLT INC.
                  SECOND AMENDED AND RESTATED
                        CREDIT AGREEMENT


    This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2000, is among KLT Inc., the Lenders and Bank One,
NA, as Agent.  The parties hereto agree as follows:

    WHEREAS, the Borrower, Bank One, NA (then known as the First National Bank of Chicago), as administrative agent, and certain Lenders (the "Prior Lenders") are parties to an Amended and Restated Credit Agreement dated as of May 15, 1996 (as amended, the "Prior Agreement"), pursuant to which the Prior Lenders agreed to make available to the Borrower revolving credit loans on the terms and conditions set forth therein; and

    WHEREAS, the Borrower, the Agent, and the Lenders party hereto desire to amend and restate the Prior Agreement in certain respects as more fully set forth herein; and

    WHEREAS, pursuant to the terms of this Agreement, on the Restatement Date (as defined below), (i) the Prior Agreement shall be amended and restated pursuant hereto, (ii) all loans and other obligations of the Borrower to the Prior Lenders outstanding as of such date shall be deemed to be loans and obligations under the credit facility described herein, (iii) the New Lenders (as defined below) shall become parties to this Agreement, and (iv) all provisions of this Agreement not previously in effect shall become effective;

    NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that, effective upon the Restatement Date, the Prior Agreement is hereby amended and restated in its entirety to read as follows:

                           ARTICLE I

                          DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans (including, without limitation, Loans which result from payments or disbursements under Letters of Credit pursuant to Section 2.21) made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means Bank One, NA in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to
Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this Second Amended and Restated Credit
Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles consistently applied as in effect on December 31, 1999.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Applicable Margin" means the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any officer of the Borrower, acting singly.

     "Bank One" means Bank One, NA, a national banking association, in its individual capacity, and its successors and assigns.

     "Borrower" means KLT Inc., a Missouri corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Business Plan" means the plans of the Borrower's business and investment strategy prepared by the Borrower and set forth in Schedule "3" attached hereto.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement
Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change in Control" means either (i) the Parent shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis, or (ii) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of the Parent with the ability to vote such beneficial ownership to direct the affairs of the Parent.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means "Collateral" as defined in the Pledge
Agreement.

     "Collateral Documents" means, collectively, the Pledge Agreement and all other agreements, instruments, or documents necessary to effect the purposes of the Pledge Agreement, including, without limitation, UCC-1 Financing Statements.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its name on Schedule 5 hereto or as set forth in any

Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 7.8.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract, or application for a letter of credit or similar instrument by such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate or prime rate of interest announced by Bank
One or its parent from time to time, changing when and as said corporate base rate or prime rate changes.

     "Default" means an event described in Article VII.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and
(ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by Bank One or one of its Affiliate banks to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     "Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Facility Fee Rate" means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate
Commitment at such time as set forth in the Facility Fee column of the Pricing Schedule.

     "Facility Termination Date" means June 30, 2003.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Hedging Obligations, and
(vii) Contingent Obligations.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities or other indebtedness of any other Person made by such Person.

     "Issuance Date" means the date of issuance of a Letter of Credit.

     "KLT Investments" means KLT Investments, Inc., a Missouri corporation and Wholly-Owned Subsidiary of the Borrower.

     "KLT Investments Debt" means Indebtedness incurred by KLT
Investments in connection with the acquisition and maintenance of its interests (whether direct or indirect) in low-income housing projects.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" is defined in Section 2.1.

     "Letter of Credit Application" means a letter of credit application in the form used by Bank One at the applicable time for the type of Letter of Credit requested.

     "Letter of Credit Fee Rate" means, at any time, the percentage rate per annum at which letter of credit fees are accruing on the aggregate Stated Amount of all Letters of Credit at such time as set forth in the Pricing Schedule; and provided that at any time a Default exists and as long as such Default is continuing, the Letter of Credit Fee Rate shall be increased by an additional 2% per annum.

     "Lien" means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "Loan Documents" means this Agreement, the Notes, the Letter of Credit Applications and the Collateral Documents.

     "Material Adverse Effect" means a material adverse effect on
(i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, (iii) the ability of the Parent to perform its obligations under the Support Agreement or (iv) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Worth" means the consolidated tangible net worth of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

     "New Lenders" is defined in Section 9.17.

     "Non-Recourse Debt" means Indebtedness which is incurred in connection with the financing by the Borrower or any Subsidiary of the acquisition or construction of an asset and (a) is collateralized by the grant by the Borrower or any Subsidiary of a security interest in such asset and (b) for which recourse for non-payment of any such Indebtedness is limited solely to recourse to such asset (and other Property specifically related thereto, such as permits, books, records, and contracts) and not to any other assets of the Borrower or any Subsidiary.

     "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all reimbursement obligations in respect of Letters of Credit and all interest thereon, and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

     "Other Agents" is defined in Section 10.13.

     "Parent" means Kansas City Power & Light Company, a Missouri corporation.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September, and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" means, at any time of determination, any Acquisition by the Borrower or any Subsidiary in accordance with the Business Plan which has been approved or consented to by the board of directors or equivalent governing body of the Person whose assets or equity interests are to be acquired.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pledge Agreement" means a pledge agreement in the form of Exhibit "C-1" hereto, dated as of April 25, 1995, duly executed and delivered to the Agent by the Borrower, as the same has been and may be amended or modified and in effect from time to time.

     "Pricing Schedule" means Schedule 4 attached hereto.

     "Prior Agreement" is defined in the recitals to this Agreement.

     "Prior Lenders" is defined in the recitals to this Agreement.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, but does not include any amounts payable under Capitalized Leases of such Person.

     "Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

     "Reserve Requirement" means, with respect to an Interest
Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Restatement Date" means the day on which (a) the Borrower, the Agent and the Lenders have executed this Agreement and (b) the Borrower has satisfied all of the terms and conditions of
Section 4.1.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Single-Project Subsidiary" means a Subsidiary (a) formed and maintained solely for the purpose of a single project and (b) in respect of the Indebtedness of which the Borrower and the other Subsidiaries shall have no economic liability other than their respective Investments in such Subsidiary.

     "Single-Project Subsidiary Debt " means Indebtedness of a
Single-Project Subsidiary.

     "Stated Amount" means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Support Agreement" means that certain Support Agreement in the form of Exhibit "B" attached hereto dated as of June 30, 2000 by and between Kansas City Power & Light Company and the Borrower for the benefit of the Agent and the Lenders, as it may be amended or modified and in effect from time to time.

     "Transaction Documents" means the Loan Documents and the Support Agreement.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                           ARTICLE II

                          THE CREDITS

     2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment and (b) Bank One agrees to issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to Bank One (each a "Letter of Credit"), at the request of and for the account of the Borrower from time to time before the Facility Termination Date and, as more fully set forth in Section 2.20, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the sum of the aggregate principal amount of all outstanding Loans plus the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the Aggregate Commitment and (ii) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments shall expire on the Facility Termination Date.

     2.2. Required Payments; Termination.  Any outstanding
Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.3. Ratable Loans.  Each Advance hereunder shall consist of
Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate
Commitment.

     2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, provided that notwithstanding anything contained in this Agreement to the contrary, any Advance which is made under a Letter of Credit shall at all times be deemed to be a Floating Rate Advance.

     2.5. Facility and Letter of Credit Fees; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender from the Restatement Date to and including the Facility Termination Date (or such later date on which all Loans have been paid and all Letters of Credit have expired or been otherwise terminated) (a) a facility fee at a per annum rate equal to the applicable Facility Fee Rate on the average daily amount of such Lender's Commitment, regardless of usage, and (b) a letter of credit fee for each Letter of Credit at a per annum rate equal to the applicable Letter of Credit Fee Rate on the Stated Amount of each such Letter of Credit. Each fee referred to in the foregoing sentence shall be payable on each Payment Date hereafter, on the Facility Termination Date and thereafter on demand. In addition, with respect to each Letter of Credit, the Borrower agrees to pay Bank One, for its own account, (i) such fees and expenses as Bank One customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a fronting fee in the amount separately agreed to by the Borrower and Bank One. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least ten Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued facility fees and letter of credit fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. A Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period.

     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i) the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii) the aggregate amount of such Advance,

     (iii)     the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest
          Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

      2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance of any Type shall continue as a Eurodollar Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date which shall be a Business Day, of such conversion or continuation;

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

     (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

     2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to
Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, counterclaim, or (with respect to each affected Lender that complies with Section 2.18) withholding, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or
(ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and its Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and its Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.19 Letter of Credit Procedures. The Borrower shall give notice to Bank One of the proposed issuance of each Letter of Credit on a Business Day which is at least two Business Days prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Borrower and in all respects reasonably satisfactory to Bank One, together with such other documentation as Bank One may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on with the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Facility Termination Date unless the Borrower shall have pledged cash collateral to the Agent therefor in an amount, and pursuant to documentation, reasonably satisfactory to the Required Lenders and the Agent) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit, Bank One shall issue such Letter of Credit on the requested issuance date.

     2.20 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, Bank One shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Bank One, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's pro rata share (according to its Commitment) in such Letter of Credit and the Borrower's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be Bank One's "participation" therein. Bank One hereby agrees, upon request of any Lender, to deliver to such Lender a list of all outstanding Letters of Credit, together with such information related thereto as such other Lender may reasonably request.

     2.21 Reimbursement Obligations; Repayment From Loans. Notwithstanding anything contained in this Agreement to the contrary, the Borrower hereby unconditionally and irrevocably agrees to reimburse Bank One for each payment or disbursement made by Bank One under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. If the Borrower fails to reimburse Bank One for any payment or disbursement prior to noon, Chicago time, on the date of such payment or disbursement, the Agent will promptly notify each Lender that the Borrower is deemed to have requested that Loans consisting of Floating Rate Loans be made by the Lenders on such day to repay the Borrower's reimbursement obligations under such Letter of Credit. Subject to the conditions set forth in Section 4.2, each Lender shall be obligated to promptly make its pro rata share (according to its Commitment) of the amount so deemed requested by the Borrower available to the Agent, for application to the Borrower's reimbursement obligations under the applicable Letter of Credit (and the provisions of the last two sentences of Section 2.23 shall be applicable to each Lender's obligation to make such Loan). Any amount not reimbursed on the date of a payment or disbursement under a Letter of Credit (by the making of Loans or otherwise) shall bear interest from and including the date of such payment or disbursement to but not including the date that Bank One is reimbursed by the Borrower therefor, payable on demand, at a rate per annum equal to the sum of the Alternate Base Rate from time to time in effect (plus, beginning on the first Business Day after demand by Bank One, 2% per annum). Bank One shall notify the Borrower whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of Bank One to so notify the Borrower shall not affect the rights of Bank One or the Lenders in any manner whatsoever.

     2.22 Limitation on Bank One's Obligations. In determining whether to pay under any Letter of Credit, Bank One shall have no obligation to the Borrower or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by Bank One under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon Bank One any liability to the Borrower or any Lender and shall not reduce or impair the Borrower's reimbursement obligations set forth in
Section 2.21 or the obligations of the Lenders pursuant to
Section 2.23.

     2.23 Funding by Lenders to Bank One. If (i) Bank One makes any payment or disbursement under any Letter of Credit and the Borrower has not reimbursed Bank One in full for such payment or disbursement by noon, Chicago time, on the date of such payment or disbursement and any condition precedent to making Loans to reimburse Bank One for such payment or disbursement has not been satisfied or (ii) if any reimbursement received by Bank One from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Borrower or otherwise, each other Lender shall be obligated to pay to Bank One, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Commitment) of such payment or disbursement (but no such payment shall diminish the obligations of the Borrower under
Section 2.21), and the Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees, severally and for itself alone, to so pay to the Agent in immediately available funds for Bank One's account the amount of such other Lender's pro rata share of such payment or disbursement. If and to the extent any Lender shall not have made such amount (or the amount of its Loan as described in Section 2.21) available to the Agent by 2:00 p.m., Chicago time, on the Business Day on which such Lender receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after 12:30 p.m., Chicago time, on any Business Day shall be deemed to have been received on the immediately following Business Day), such Lender agrees to pay interest on such amount to the Agent for Bank One's account forthwith on demand for each day from and including the date such amount was to have been delivered to the Agent to but excluding the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Alternate Base Rate from time to time in effect (together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Any Lender's failure to make available to the Agent its pro rata share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's pro rata share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender's pro rata share of any such payment or disbursement.

                          ARTICLE III

                    CHANGE IN CIRCUMSTANCES


      3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

     (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

      3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid.

      3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

      3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Base Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                           ARTICLE IV

                      CONDITIONS PRECEDENT

       4.1. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date on which (a) the Borrower has paid to the Agent, for the account of the Lenders, the up-front fees previously agreed to between the Borrower and the Lenders, (b) the Borrower has paid all fees, costs and expenses due and payable pursuant to Sections 9.7 and 10.12 (to the extent then billed), (c) the Borrower has paid all principal, interest and fees outstanding under the Prior Agreement and (d) the Borrower has furnished to the Agent with sufficient copies for the Lenders:

     (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

     (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (iv) Copies, certified by the Secretary of Parent, of the articles of incorporation of the Parent, together with all amendments, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (v) Copies, certified by the Secretary or Assistant Secretary of the Parent, of its by-laws, and of its Board of Directors' resolutions (to the extent required by law or the Parent's constituent documents), and resolutions of other bodies, if any are deemed necessary by counsel for any Lender, authorizing the delegation of authority sufficient for the execution of the Support Agreement.

     (vi) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Parent, which shall identify by name and title and bear the signature of the officers of the Parent authorized to sign the Support Agreement, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Parent.

     (vii) A certificate, signed by the President, or Vice President and Chief Financial Officer of the Borrower, stating that on the Restatement Date no Default or Unmatured Default has occurred and is continuing.

     (viii) Written opinions of counsel to the Borrower and the Parent, addressed to the Lenders in substantially the forms of Exhibits "D-1" and "D-2" hereto, respectively.

     (ix) Notes payable to the order of each of the Lenders.

     (x)  The Support Agreement.

     (xi) A Confirmation of Pledge Agreement in substantially the form of Exhibit C-2.

     (xii) The Business Plan, together with detailed projections in form and substance satisfactory to the Lenders.

     (xiii) Written money transfer instructions, in substantially the form of Exhibit "G" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

     (xiv)  The insurance certificate described in Section 5.17.

     (xv) Such other documents as any Lender or its counsel may have reasonably requested.

      4.2. Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), and Bank One shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

     (i)  There exists no Default or Unmatured Default.

     (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date or Issuance Date, as the case may be, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

     (iii) All legal matters incident to the making of such Advance or the issuance of such Letter of Credit shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance and each request by the Borrower for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and
(ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit "E" hereto as a condition to making an Advance or the issuance of a Letter of Credit.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

      5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that a Subsidiary shall not be required to comply with this Section 5.1 so long as such noncompliance will not, at any time, result in a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

      5.4. Financial Statements. The December 31, 1999 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5. Material Adverse Change. Since December 31, 1999, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower as of the date of this Agreement has no material Contingent Obligations not disclosed in Schedule "2" hereto. As of the date of each Advance and the issuance of each Letter of Credit, the Borrower has no Contingent Obligations other than those allowed under Section 6.11.

      5.8. Subsidiaries. Schedule "1" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $100,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan; provided that the Borrower and its Subsidiaries may withdraw from, or otherwise terminate their respective participation in, Parent's Plans, so long as such withdrawal or other termination is done in compliance with all applicable laws and regulations and does not otherwise give rise to a Default.

     5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11.     Regulation U.  Margin stock (as defined in
Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.
Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party or any agreement or instrument evidencing or governing Indebtedness, which default could reasonably be expected to have a Material Adverse Effect.

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.14. Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.18, to all of the Property and assets reflected in the financial statements as owned by it.

     5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.16.     Public Utility Holding Company Act.  Neither the
Borrower nor any of its Subsidiaries are "electric utility companies" or "holding companies" within the meaning of the

Public Utility Holding Company Act of 1935, as amended (the
"Act"). The Parent is an "electric utility company" within the meaning of the Act and is not a ?holding company? within the meaning of the Act.

     5.17. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.


                           ARTICLE VI

                           COVENANTS

     During the term of this Agreement, unless the Required
Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

     (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

     (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its President or the Vice President and Chief Financial Officer.

     (iii) As soon as available, but in any event within 60 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement and updated projections) of the Borrower for such fiscal year.

     (iv) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "E" hereto signed by its President or the Vice President and Chief Financial Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

     (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single
          Employer Plan, certified as correct by an actuary enrolled under ERISA.

     (vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the President or the Vice President and Chief Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

     (vii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
          (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

     (ix) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for working capital and general corporate purposes, to make Permitted

Acquisitions, to make Investments consistent with the Business Plan, and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any identifiable portion of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any other Acquisition.

       6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and as contemplated in the Business Plan and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

     6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary, (ii) any Subsidiary may repurchase its capital stock, and (iii) the Borrower may repurchase its capital stock from the Parent at such times as no Default or Unmatured Default has occurred and is continuing or would occur upon such repurchase.

     6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

     (i)  The Loans.

     (ii) Indebtedness existing on the date hereof and described in Schedule "2" hereto.

     (iii) Non-Recourse Debt of any Subsidiary.

     (iv) KLT Investments Debt not exceeding $100,000,000 in the aggregate.

     (v) Contingent Obligations of the Borrower and its Subsidiaries incurred after the date of the Prior
          Agreement, provided that the Borrower is in compliance with Sections 6.19 and 6.20.

     (vi) Single-Project Subsidiary Debt.

     (vii) Rate Hedging obligations related to the Loans.

     (viii) Indebtedness of Strategic Energy, L.L.C. not exceeding $5,000,000 in the aggregate.

     (ix) Indebtedness of KLT Gas Inc. not exceeding $65,000,000 in the aggregate arranged by Bank One.

     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Subsidiary may merge with the Borrower,
(b) a Subsidiary may merge or consolidate with or into another Person, provided that the resulting or surviving entity is a Subsidiary and provided, further, that no Subsidiary, (other than KLT Gas Inc., or a Subsidiary thereof) may merge or consolidate with KLT Gas Inc. or any Subsidiary thereof, and (c) the Borrower may merge with an Affiliate, provided that (i) the Borrower is the surviving Person and (ii) the Parent owns, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the surviving Person on a fully diluted basis.

     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business, (ii) at all times that no Default or Unmatured Default has occurred and is continuing, leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this clause (ii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries and (iii) sales of interests (whether equity interests, interests in assets, or otherwise) owned by a Subsidiary in power projects or other projects, provided that fair value is received therefor. Notwithstanding anything in this Section 6.13 to the contrary, nothing in this
Section 6.13 shall prohibit any Subsidiary from selling, assigning, leasing, transferring or otherwise disposing of its Property or assets to another Subsidiary.

     6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

     6.15. Sale and Leaseback. The Borrower will not sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

     6.16. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (other than loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to make any Acquisition of any Person, except:

     (i) Short-term obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, or any money market mutual fund that invests substantially all of its assets in such short-term obligations.

     (ii) Commercial paper rated A-l or better by Standard and Poor's Ratings Group or P-l or better by Moody's
          Investors Service, Inc.

     (iii) Demand deposit accounts maintained in the ordinary course of business.

     (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 and a long-term debt rating of A or better by Standard and Poor's Ratings Group or Moody's Investors Service, Inc.

     (v)  Existing Investments in Subsidiaries and other
          Investments in existence on the date hereof and described in Schedule "1" hereto.

     (vi) Permitted Acquisitions.

     (vii) Other Investments (including Investments in partnerships, limited partnerships (whether as a general partner or a limited partner), joint ventures, limited liability companies, and other entities) made as contemplated in and in accordance with the Business Plan.

     6.17.     KLT Investments.  The Borrower will not permit KLT
Investments to have assets other than its interests (whether direct or indirect) in low-income housing projects and such other assets as KLT Investments is required to hold in order to maintain its interests in such projects or to support KLT
Investments Debt.

     6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

     (v) Liens existing on the date hereof and described in Schedule "2" hereto.

     (vi) Liens in favor of the Lenders granted pursuant to any Collateral Document.

     (vii) Judgment Liens which secure payment of legal obligations that would not otherwise constitute a Default under Section 7.9.

     (viii) Liens securing KLT Investments Debt or Non-
          Recourse Debt otherwise permitted under the terms of this Agreement.

     (ix) Liens on Property in existence at the time of acquisition of such Property by the Borrower or any Subsidiary.

     (x) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business by the Borrower or any Subsidiary.

     (xi) Liens on assets of Strategic Energy, L.L.C. securing
          Indebtedness permitted by Section 6.11(viii).

     (xii) Liens on the property of Strategic Energy, L.L.C. securing contingent obligations on surety bonds provided that the incurrence of any such Lien, after giving effect thereto, would not cause a Default to occur under Section 6.23.

     (xiii) Liens on the assets of KLT Gas Inc. and its subsidiaries securing Indebtedness permitted by Section
          6.11(ix).

     (xiv) Liens in favor of operators and non-operators under joint operating agreements, pooling orders or agreements, unitization agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower relating to the development or operation of oil and gas properties to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by Agreement Accounting Principles shall have been made therefor.

     (xv) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing and selling hydrocarbons, provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery.

     6.19. Leverage Ratio. The Borrower will maintain at all times a ratio of Indebtedness for itself and its Subsidiaries on a consolidated basis (other than KLT Investments Debt and Non-Recourse Debt) to Net Worth not greater than 1.0 to 1.0. For purposes of calculating this ratio, Contingent Obligations shall be discounted by 100%.

     6.20. Net Worth. The Borrower will maintain a Net Worth of not less than $75,000,000 at all times.

     6.21. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.22. Amendments to Agreements. The Borrower will not, and will not permit the Parent to, amend or terminate the Support
Agreement.

     6.23. Adjusted Leverage Ratio. The Borrower will maintain at all times a ratio of Indebtedness for itself and its Subsidiaries on a consolidated basis (other than KLT Investments Debt and Non-Recourse Debt) to Net Worth not greater than 1.5 to
1.0. For purposes of calculating this ratio, Contingent Obligations shall be discounted by 75%.


                          ARTICLE VII

                            DEFAULTS


     The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Note or of the reimbursement obligations under any Letter of Credit when due, or nonpayment of interest on any Note or on any reimbursement obligation under any Letter of Credit or of any facility fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15,
6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or 6.23.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries or the Parent to pay any Indebtedness when due; or the default by the Borrower or any of its Subsidiaries or the Parent in the performance of any term, provision or condition contained in any agreement under which any Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries or the Parent shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or the Parent shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries or the Parent shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or
(vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries or the Parent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or the Parent or any Substantial Portion of its respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries or the Parent and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10.     The Unfunded Liabilities of all Single Employer
Plans shall exceed in the aggregate $100,000 or any Reportable
Event shall occur in connection with any Plan.

     7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000.

     7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

     7.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     7.14.     Any Change in Control shall occur.

     7.15. The occurrence of any "default", as defined in any Transaction Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Transaction Document (other than this Agreement or the Notes) which default or breach continues beyond any period of grace therein provided.

     7.16. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

     7.17. The Support Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Support Agreement, or the Parent shall fail to comply with any of the terms or provisions of the Support Agreement, or the Parent denies that it has any further liability under the Support Agreement, or gives notice to such effect.

     7.18. Twenty-five percent (25%) or more of the value of any class of equity interests in the Borrower shall be held by "benefit plan investors" within the meaning of 29 C.F.R. ?2510.3-
101(f).


                          ARTICLE VIII

         ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1.     Acceleration.  If any Default described in Section
7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2.     Amendments.  Subject to the provisions of this
Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Transaction Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

     (i) Extend the maturity of any Loan, any Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii) Reduce the percentage specified in the definition of Required Lenders.

     (iii) Extend the Facility Termination Date, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

     (iv) Amend this Section 8.2.

     (v) Release or amend the Support Agreement except as provided therein, or, except as provided in the Collateral Documents, release all or any substantial portion of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under
Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Transaction Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.
Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Transaction Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Transaction Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                           ARTICLE IX

                       GENERAL PROVISIONS

     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender and withholding taxes contemplated under Section 2.18) or other similar assessments or charges made by any governmental or revenue authority in respect of the Transaction Documents shall be paid by the Borrower, together with interest and penalties, if any, other than interest and penalties to the extent the accrual of which is attributable to the gross negligence or willful misconduct of the Lenders.

      9.4.     Headings.  Section headings in the Transaction
Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Transaction Documents.

      9.5. Entire Agreement. The Transaction Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Transaction Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Transaction Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Transaction Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent such obligations arise from the gross negligence or willful misconduct of the Lenders. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

     9.10. Severability of Provisions. Any provision in any Transaction Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Transaction Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.12. CHOICE OF LAW. THE TRANSACTION DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY TRANSACTION DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY TRANSACTION DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure
(i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials,
(iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4; each of whom shall be informed of the confidential nature of the information and shall agree, to the extent the disclosing Lender may compel such agreement, to maintain such confidentiality in accordance with this Section 9.15.

     9.16. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

     9.17. Effect on Prior Agreement; Ratification. The Borrower, the Agent, and the Lenders agree that, on the Restatement Date, all indebtedness, liabilities and obligations of the Borrower to the Lenders outstanding under the Prior Agreement and the promissory notes delivered under the Prior Agreement shall, to the extent not paid on such date, be deemed to be Obligations outstanding under this Agreement and under the Notes. Each Lender party to the Prior Agreement shall, promptly after receipt of its Note under this Agreement, return to the Borrower the promissory note received by it in connection with the Prior Agreement. By its execution of this Agreement and in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, each Lender that is not a Prior Lender (each such Lender a "New Lender") hereby assumes and covenants and agrees fully, completely and timely to perform, comply with, and discharge each and all of the obligations, duties, and liabilities of a Lender under this Agreement and shall as of the Restatement Date be deemed a Lender for all purposes under this Agreement. As of the Restatement Date, each New Lender shall purchase such portions of the outstanding Advances from the Prior Lenders so as to allocate to each Lender its ratable share of outstanding Advances after giving effect to the restatement contemplated hereunder; provided that (a) no Prior Lender shall be required to terminate a Eurodollar Loan prior to its maturity date and (b) no New Lender shall be required to purchase a share of any Eurodollar Loan bearing interest at a rate below the current market rate for that Type of Advance. The Borrower, the Agent, and the Lenders agree that (i) all terms and conditions of the Prior Agreement which are amended and restated by this Agreement shall remain effective until such amendment and restatement becomes effective under this Agreement, and (ii) the representations, warranties and covenants set forth herein shall become effective concurrently with the occurrence of the Restatement Date, and (iii) as of the Restatement Date, each reference in any Collateral Document to the "Agreement" or "Credit Agreement" shall be deemed to be a reference to the Prior Agreement as amended and restated in the form of this Agreement.

                           ARTICLE X

                           THE AGENT

     10.1. Appointment. Bank One, NA is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the requisite number of Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, Letter of Credit Application, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated
May 3, 2000, or as otherwise agreed from time to time.

     10.13 Other Agents. None of the Lenders identified on the cover page or the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the "Syndication Agent" or the "Documentation Agent" (collectively the "Other Agents") shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

                           ARTICLE XI

                    SETOFF; RATABLE PAYMENTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                          ARTICLE XII

       BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section
12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.     Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
     Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.     Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that any such assignment shall be in a minimum amount of the lesser of $5,000,000 or the assigning Lender's Commitment. Such assignment shall be substantially in the form of Exhibit "F" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "F" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.15 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                          ARTICLE XIII

                            NOTICES

     13.1.     Giving Notice.  Except as otherwise permitted by
Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                          ARTICLE XIV

                          COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              KLT INC.

                              By:  /s/Frank R. Clark
                                   Frank R.  Clark
                                   Vice President, Chief Financial
                                   Officer and Treasurer

                                   10740 Nall Street, Suite 230
                                   Overland Park, Kansas   66211

                              Attention:     Frank R.  Clark
                                             Vice President, Chief
                                             Financial Officer and
                                             Treasurer
                              Telecopier:    (913) 967-4340

                              BANK ONE, NA, Individually and as Agent

                              By:  /s/Mary Lu D. Cramer
                                   Mary Lu D. Cramer
                                   Authorized Agent

                                   1 Bank One Plaza
                                   Mail Suite 0363
                                   Chicago, Illinois  60670

                              Attention:     Electric, Gas and
                                             Telecommunications
                                             Division

                              Telecopier:    (312) 732-3055


                              ABN AMRO BANK N.V.

                              By:  /s/Kris A. Grosshans
                              Print Name:    Kris A. Grosshans
                              Title:    Group Vice President

                              By:  /s/David B. Bryant
                              Print Name:    David B. Bryant
                              Title:    Senior Vice President &
                                        Managing Director

                              135 S. LaSalle Street, Room 711
                              Chicago, Illinois  60674-9135

                              Attention:     Mark Lasek
                                             Vice President and Director

                              Telecopier:    (312) 904-6217

                              WESTDEUTSCHE LANDESBANK
                              GIROZENTRALE, NEW YORK BRANCH,
                              as Documentation Agent


                              By:  /s/Duncan M. Robertson
                              Print Name:    Duncan M. Robertson
                              Title:    Director


                              By:  Walter T. Duffy III
                              Print Name:    Walter T. Duffy III
                              Title:    Associate Director

                                        1211 Avenue of the Americas
                                        New York, New York 10036

                              Attention:     Loan Administration

                              Telecopier:    (212) 302-7946

                              COMMERZBANK AKTIENGESELLSCHAFT,
                              NEW YORK AND GRAND CAYMAN
                              BRANCHES, as Syndication Agent

                              By:  /s/Paul Karlin
                              Print Name:    Paul Karlin
                              Title:    Asst. Vice President

                              By:  /s/Carol M. Otten
                              Print Name:    Carol M. Otten
                              Title:    Asst. Vice President

                                        20 South Clark Street
                                        Suite 2700
                                        Chicago, Illinois 60603

                              Attention:     Paul Karlin

                              Telecopier:    (312) 236-2827

                              THE DAI-ICHI KANGYO BANK, LTD.,
                              CHICAGO BRANCH

                              By:  /s/Nobuyasu Fukatsu
                              Print Name:    Nobuyasu Fukatsu
                              Title:    General Manager

                                        10 S. Wacker Drive, Suite 2600
                                        Chicago, Illinois  60606

                              Attention:     Richard Cummings

                              Telecopier:    (312) 876-2011